Exhibit 99.2

IEC Electronics Corp.
Q&A Regarding Tax Benefit Preservation Plan

What is the Tax Benefit Preservation Plan? The Tax Benefit Preservation Plan (the “Plan”) is a form of stockholder rights plan with special provisions that are designed to protect the Company from becoming subject to an “ownership change” under Section 382 of the Internal Revenue Code. If the Company were to become subject to an ownership change, it would be subject to substantial limitations on its ability to utilize its accumulated net operating loss carry-forwards and certain other tax benefits in calculating its income tax liability (“NOLs”).

What prompted the Company to adopt the Plan? The Plan was adopted to protect the Company against the possibility of an “ownership change” under the Internal Revenue Code.

What is an “ownership change”? Generally, an “ownership change” would occur if the percentage of the Company’s stock owned by one or more “five percent stockholders” increased by more than fifty percentage points at any time during the prior three-year period.

How does the Plan work? What are the mechanics? The Plan is an agreement granting the Company’s stockholders certain rights (the “Rights”) which they may exercise only upon the occurrence of a specified set of events. The Rights are interests which “attach” to shares of Company Common Stock outstanding on August 15, 2014, or Common Stock issued by the Company after that date.

Generally speaking, the Plan provides that the Rights may be exercised in the event that a party acquires or becomes the beneficial owner of 4.99% or more of the Company’s Common Stock, or any person or group that is the beneficial owner of 4.99% or more of the Company’s Common Stock as of July 31, 2014 acquires or becomes the beneficial owner of any additional shares. The Plan defines a series of events and provides that rights holders will have certain rights if these events occur.

The terms of the Plan are fairly complex because the Plan is intended to address a variety of circumstances. However, the following summary is intended to assist in understanding the Rights.

Specifically, the Plan provides that stockholders can exercise their Rights a specified number of days after a party or group commences a tender or exchange offer with the goal of acquiring beneficial ownership of or announces an intention to acquire 4.99% or more of the Company’s Common Stock. At that point, the Rights entitle a stockholder to receive one one-thousandth of a share of the Company’s Series A Junior Preferred Stock for a price of $15.

Additionally, once a party or group becomes the beneficial owner of 4.99% or more of the Company’s Common Stock or any person or group that is the beneficial owner of 4.99% or more of the Company’s Voting Stock as of July 31, 2014 acquires or becomes the beneficial owner of any additional shares (the “Acquiring Person”), all stockholders (except the Acquiring Person) can exercise their Rights and receive $30 worth of the Company Common Stock for a price of $15 (i.e., they can buy Common Stock at a 50% discount). In the event of a merger or other business combination where the Company is not the survivor, the stockholder will receive $30 worth of the surviving entity’s common stock for $15.

Under the Plan, the Company reserves the option to exchange all or part of the Rights held by the Company stockholders (except the Acquiring Person) for the Company Common Stock on a one-for-one basis at any time after an Acquiring Person owns at least 4.99% of the Company’s Common Stock, but before such party acquires 50% of the Common Stock.

Exhibit 99.2

The Company may redeem all the Rights for $0.001 per Right as long as the Company does so within a specified time after a public announcement that any person has become an Acquiring Person.

When will the rights become exercisable? The Rights are not exercisable until the earlier of (i) ten days following a public announcement that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of the outstanding shares of Common Stock (or an owner of 4.99% or more when the Plan was adopted has increased its ownership) or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 4.99% or more of the outstanding shares of Common Stock.

What is the Series A Junior Participating Preferred Stock? The Series A Junior Preferred Stock is a newly authorized series of preferred stock that will only be issued to those stockholders who elect to exercise their Rights and purchase it in the event the Rights become exercisable as discussed above.

Do stockholders have to do anything to receive the Rights? No, stockholders of record on August 15, 2014 will receive one Right for each share of Company Common Stock that they own. Stockholders will not receive a separate Rights certificate in the mail; they do not have to sign anything or do anything at this time.

If the Rights become exercisable, the Company’s designated Rights Agent will forward additional documentation to stockholders at that time.

Stockholders should not mail their stock certificates or send any money to the Company for the Rights.

Are the rights tradable? The Rights are not tradable unless they become exercisable, in which case, they will separate from the Common Stock and become tradable.

Do other companies have rights plans like the Plan? Since 1998, approximately 170 companies have adopted rights plans like the Plan to protect their NOLs and other tax benefits. Approximately half of those plans have been adopted in the past 5 years.

Won’t the Plan discourage trading in the stock? We do not expect the Plan to have any material effect on trading in the Company’s stock.

Does the Plan prevent a stockholder from buying or selling stock? No. The Plan has no effect on the purchase or sale of Company Common Stock unless a purchase would cause a stockholder’s total holdings to equal or exceed 4.99% of the total outstanding Common Stock.

Do the rights have any cash value? The Rights do not have any cash value and cannot be sold separately from the Company’s, Stock unless they become exercisable. If the Rights become exercisable, they will begin to trade separately from the Common Stock. In that case, the value at which a Right may be purchased or sold will be determined by the participants in the market for the Rights.

The rights will be declared as a dividend - will this be taxable to stockholders? No. The issuance of the Rights is not taxable to the Company or stockholders.

What was the basis of and how did you set the exercise price? The Company retained a financial advisor to assist it in setting the exercise price of the Rights. The price was set based on the projected future profitability of the Company, what may happen to the price of the Company’s Common Stock over

Exhibit 99.2

the period that the Plan is in place and the prices established in similar plans implemented by other companies.

When will the Plan terminate? The Plan will expire on December 31, 2017 unless (i) the Company’s NOLs are fully utilized prior to that date, (ii) the Rights are redeemed or (iii) the Board of Directors otherwise determines to terminate the Plan before that date.

If the Plan is triggered, would stockholders have to come up with cash to keep from being diluted? In theory, that is a possibility, although the Plan gives the Board several options that would not involve stockholders having to pay the Company cash in connection with the exercise of the Rights. Two of these are the exchange feature noted above and a “cashless exercise” option that is included in the Plan.

Where can I find additional information about the Plan? If you have any further questions or would like to receive a copy of the Plan, please call Michael T. Williams, Chief Financial Officer at 315-332-4324. Please note that the Plan has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K and is also available on the Company’s website (www.iec-electronics.com).

Note: The information provided in these Questions and Answers is only a summary and is qualified in its entirety by the terms of the Plan, which will govern in the event of any conflict of terms. A copy of the Plan will be sent to you free of charge upon request.